EXHIBIT 10.5

                      INTERIM OPERATING SERVICES AGREEMENT

     Circuit Acquisitions, LLC, a Nevada limited liability company ("CA") and Circuit Source International, Inc., a Nevada corporation, ("CSI") hereby agree, effective as of April 1, 2002 as follows:

                                    RECITALS

     1. CA, pursuant to the terms of that certain Forbearance Agreement dated April 1, 2002 by and between the National Bank of Canada and Circuit Technologies, Inc., an Georgia corporation (CTI), CA has the right but not the obligation to acquire all of National Bank of Canada's right, title and interest in and to the various loans and that security agreements by and between CTI and the National Bank of Canada whereby in the event CA or its assignee acquires said loans and security interests, then as successor to National Bank of Canada, CA or its assignee shall become the secured party and CTI will remain as the debtor. CTI is currently in default under the terms of the loans and security agreements and in the event CSI, as the assignee of CA, acquires said loans and security agreements CSI has agreed to forego immediately pursuing its rights under the security agreements until July 1, 2002 (the "Diligence Period") provided this Interim Operating Services Agreement ("Agreement") is executed. CSI shall, during the Diligence Period, conduct a due diligence inquiry into whether CSI wishes to acquire all or substantially all of the assets of CTI or all of the stock of CTI held by CA or the loans and security agreements held by the National Bank of Canada.

     2. CA wishes to engage CSI, under the terms of this Interim Operating Services Agreement ("Agreement"), to provide certain management and other services to assist in CTI's operations during the Diligence Period or, if earlier, the closing of any asset or stock purchase agreement that may be entered into after CSI's completion of its due diligence, with full authority and ultimate control remaining with the CA; and

     3. The parties desire to provide for the interim operation of CTI by CSI and to address certain issues in connection with the interim operating arrangement.

                                    AGREEMENT

     1. TERM OF AGREEMENT. This Agreement shall remain in effect (the "Term") for a period commencing April 1, 2002, and expiring at the closing date of the acquisition of all or substantially all the assets ("Asset Sale") or all of the stock of CTI ("Stock Sale") or the foreclosure pursuant to the National Bank of Canada loan and security agreements by CSI, but in no event later than September 30, 2002.

     2. ENGAGEMENT: SERVICES AND DUTIES. CSI shall provide CTI with such purchasing services, transitional services, financial services, and other operating services and consultation services as may be necessary for operation of its business. At all times CA shall continue its ownership of CTI until such time as CSI exercises one or more of its rights pursuant to the National Bank of Canada Forbearance Agreement.

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     3. NO OBLIGATION TO PURCHASE ASSETS OR STOCK. Neither party intends this
Agreement to be a contract for the Asset Sale or Stock Sale. A binding contract for the Asset Sale or Stock Sale will not exist unless and until each party has executed a formal written agreement approved by their respective counsel regarding the Asset Sale or Stock Sale and containing all other essential terms of an agreed upon transaction. The parties acknowledge that CSI has not completed its due diligence of CTI and therefore has not set forth herein nor agreed upon all essential terms of an agreed transaction, including without limitation, warranties and representations, conditions precedent, indemnities for, among other things, any actions, suits, proceedings, damages or claims, and other terms, and that such essential terms will be the subject of further negotiations. Efforts by each party to complete performance of any obligations described herein shall not be considered as evidence of intent by any party to be bound to an Asset Sale or Stock Sale. The performance by any party prior to execution of a formal written contract of any of the obligations which may be included in the formal written contract between the parties when negotiations are completed shall not be considered as evidence of intent by any party to be bound to complete an Asset Sale or Stock Sale.

     4. SERVICES FEE. For the services defined in Section 2 of this Agreement, CSI shall receive a services fee ("Services Fee") equal to the Operating Income of CTI for the period this Agreement is in effect. For purposes of this Agreement, Operating Income is defined as the net income of CTI before taxes, depreciation, amortization, officer's salaries and before any distributions made outside of the normal course of business, determined on an accrual basis in accordance with generally accepted accounting principles. In no event shall the Services Fee be less than $0.

     5. CLOSING MATTERS. In the event, for any reason, an Asset Sale or Stock Sale does not occur, CSI shall be entitled to all Services Fees for the period beginning April 1, 2002 through September 30, 2002.

     6. INDEMNITY. CA shall indemnify, defend and hold harmless CSI from any and all liabilities, including reasonable attorneys' fees, caused by or resulting from the conduct of CA or their respective agents, employees, independent contractors (including CSI, its employees, officers and directors), officers or directors, to the extent such liabilities are the result of any act or omission occurring during the term of this Agreement to the extent covered by CA's insurance, if any.

     7. NO ASSIGNMENT. This Agreement is not assignable.

     8. APPLICABLE LAW. This Agreement shall be construed in accordance with substantive laws of the State of Nevada without regard to any conflict of laws provisions thereof. The venue for any litigation, arbitration or other proceeding relative to this Agreement shall be in Clark County, state of Nevada.

     9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which shall together constitute one agreement.

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     10. INTERPRETATION. Each party acknowledges that such party, either directly or through such party's representatives, has participated in the drafting of this Agreement, and any applicable rule of constructions that ambiguities are to be resolved against the drafting party should not be applied in connection with the construction or interpretation of this Agreement.

     11. NO EFFECT ON TERMS OF SECURITY AGREEMENT. Each party acknowledges and agrees that, following expiration of the Diligence Period, this Agreement will terminate and CSI may, in its sole and absolute discretion, elect not to acquire any assets or stock but rather, exercise any and all of its rights under the National Bank of Canada notes and security agreements.

     IN WITNESS WHEREOF, intending to be legally bound, the parties have caused this Agreement to be duly executed, under seal, as of this 27th day of March, 2002.

Circuit Acquisitions, LLC,
A Nevada Limited Liability Corporation


By: /s/ Ron Conquest
   -------------------------
   Ron Conquest, Manager

"CSI"

Circuit Source International, Inc.
A Nevada Corporation


By: /s/ James Keaton
   -------------------------
   James Keaton, President